Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

TANGER INC.

TANGER PROPERTIES LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Tanger Inc.
	Equity	Common Stock	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)
	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)
	Other	Depositary Shares representing Preferred Stock (1)(4)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)
	Debt	Guarantees of Debt Securities (1)(5)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)
	Other	Warrants to purchase Common Stock (1)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)
	Tanger Properties Limited Partnership
	Debt	Debt Securities (1)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	$ (3)
Fees Previously Paid	N/A	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—
(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)

Separate consideration may or may not be received for common shares or preferred shares that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares, as the case may be. An unspecified and indeterminate aggregate number or amount of the securities of each identified class of securities is being registered for possible issuance from time to time at indeterminate prices.

(3)	Deferred in reliance upon Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.
(5)

Tanger Inc. may fully and unconditionally guarantee debt securities issued by Tanger Properties Limited Partnership. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of debt securities being registered.